UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

THE SINGING MACHINE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6601 Lyons Road, Bldg. A-7, Coconut Creek, Florida 33073
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 596-1000

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2008 the Company received notice from the NYSE Alternext US (the “Exchange”) indicating that the Company was below certain requirements of the Exchange’s continued listing standards as of June 30, 2008. Specifically, shareholders’ equity was less than $4,000,000 and there were losses from continuing operations in three of its four most recent fiscal years, as set forth in Section 1003(a)(ii) of the Exchange’s Company Guide.  In response, the Company submitted a timely plan of compliance to the Exchange.  In a letter dated December 12, 2008 from the Exchange the Company was officially notified that the Exchange had accepted the Company’s plan of compliance and the Company has until March 31, 2009 to complete the plan and regain compliance with Section 1003(a)(ii) of the Exchange’s Company Guide.  Staff advised the Company that it will be subject to periodic review by the Exchange during the extension period and that failure to make progress consistent with the Company’s plan could result in delisting.

Also in that same letter dated December 12, 2008, the Exchange Staff has notified the Company that it deems the Company’s common stock selling price as too low. The Exchange has informed the Company that it must address its low selling price by June 12, 2009 in order to remain in compliance with Company Guide Section 1003(f)(v).

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated December 18, 2008 issued by The Singing Machine Company, Inc. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SINGING MACHINE, COMPANY, INC.

Date: December 18, 2008	/s/ Anton Handal
Anton Handal
Chief Executive Officer